Exhibit 10.26

STRATEGIC COLLABORATION AGREEMENT

This Strategic Collaboration Agreement (“Agreement”) is entered into as of November 13, 2012 (the “Effective Date”), by and between Archer-Daniels-Midland Company, a Delaware company with offices at 4666 Faries Parkway, Decatur, Illinois 62526 (“ADM”) and Solazyme, Inc., a Delaware company with a principal place of business at 225 Gateway Boulevard, South San Francisco, CA 94080 (“Solazyme”).

W I T N E S S E T H:

WHEREAS, the Parties have entered into a Non-Disclosure Agreement, dated as of June 16, 2009, as amended, the terms of which remain in full force and effect (the “Confidentiality Agreement”) and a Material Transfer Agreement, dated as of March 12, 2012, the terms of which remain in full force and effect (the “MTA”).

WHEREAS, Solazyme has developed a proprietary microbial production technology that converts simple sugars derived from various plant sources, including dextrose/corn syrup derived from corn, into tailored triglyceride oils.

WHEREAS, ADM is principally engaged in procuring, transporting, storing, processing, and merchandising agricultural commodities and products in three main segments: oilseed processing, corn processing, and agricultural services.

WHEREAS, ADM owns and operates a corn wet mill and associated facilities in Clinton, Iowa (the “ADM Plant”).

WHEREAS, Solazyme and ADM desire to enter into a long-term collaboration to produce tailored triglyceride oils in a capital efficient manner, utilizing the ADM Plant and, if necessary, assets constructed within or adjacent to the ADM Plant, with the ultimate goal to produce up to 100,000 MT/year of triglyceride oil, or an equivalent amount of dried biomass, at such facility (collectively, the “Collaboration”).

WHEREAS, the ADM Plant contains equipment for *.

WHEREAS, Solazyme and ADM have identified the following equipment for use in the initial phase of the project described in this Agreement: *, utilities supply, and associated equipment and assets.

WHEREAS, pursuant to an agreement by and between the Parties dated July 26, 2012 (the “Phase 1 Agreement”), Solazyme and ADM are utilizing the ADM Assets for the production of oil rich algal biomass through the use of Solazyme’s microbial production technology (“Phase 1”).

WHEREAS, Solazyme will grant to ADM a warrant covering 500,000 shares of Solazyme common stock as soon as practicable following the Effective Date. The warrant will vest in equal monthly installments over the term of the Operating Agreement, commencing from the Manufacturing Commencement Date.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

WHEREAS, the Parties desire to enter into agreements to (1) install, if necessary, additional equipment at the ADM Plant (the “Solazyme Downstream Assets”, and together with the ADM Assets and other associated assets, the “Triglyceride Oil Facility”), (2) allow Solazyme to purchase dextrose/corn syrup from ADM for processing in the Triglyceride Oil Facility and (3) produce tailored triglyceride oils or a dry biomass intermediate at the Triglyceride Oil Facility (collectively, “Phase 2” or, the “Initial Collaboration”).

WHEREAS, Solazyme will define, during Phase 2, the desirability of expanding the Initial Collaboration by adding additional downstream equipment to produce additional volumes of triglyceride oils or a dry biomass intermediate using Solazyme’s microbial production technology (“Phase 3” or, the “Expanded Collaboration”).

WHEREAS, provided a mutually satisfactory business case is established, Solazyme and ADM intend to expand production at the Triglyceride Oil Facility to target production capacity of up to 100,000 MT/year of triglyceride oil.

WHEREAS, this Agreement sets forth the Parties’ plans to implement the Initial Collaboration and the terms and conditions upon which the Parties may enter into the Expanded Collaboration.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified herein or in Exhibit A.

1.2 Interpretation. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. Terms defined in the singular shall have the same meanings when used in the plural and vice versa. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” References to statutes or regulations include all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to herein. All references to “Party” and “Parties” shall be deemed references to parties to this Agreement. Except as specifically otherwise provided in this Agreement, a reference to an Article, Section or Exhibit is a reference to an Article, Section or Exhibit of this Agreement, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Exhibits. The term “or” is used in its inclusive sense (“and/or”). The terms “Dollars” and “$” shall mean United States Dollars. The term “MT” shall mean metric tonnes.

1.3 Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

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ARTICLE 2

THE COLLABORATION

2.1 Formation of the Collaboration. ADM and Solazyme desire to enter a collaboration to combine certain assets, operational capabilities and access to feedstock of ADM with certain capital, manufacturing expertise and Technology of Solazyme in order to develop and manufacture tailored triglyceride oils or a dry biomass intermediate.

2.2 Phase 1 – Preliminary Activities. Prior to entry into this Agreement, the Parties entered into the Phase 1 Agreement wherein the Parties agreed to utilize the ADM Assets for the production of oil rich algal biomass through the use of Solazyme’s microbial production technology.

2.3 Phase 2 – Initial Collaboration. The purpose of Phase 2 is to modify the ADM Plant and install additional downstream assets at the ADM Plant to construct the Triglyceride Oil Facility, which will be used to produce tailored triglyceride oils, or a dry biomass intermediate, using Solazyme’s microbial production technology. Phase 2 shall include the following tasks:

(a) Prepare and finalize the engineering required for the modification and/or build-out of the ADM Plant to construct the Triglyceride Oil Facility such that it has a nameplate capacity of 20,000 MT/year of triglyceride oils, or a dry biomass intermediate.

(b) Obtain all required permits for construction and operation of the Triglyceride Oil Facility that were not obtained as a result of the preliminary activities in Phase 1.

(c) Modify and build-out the ADM Plant to construct and operate the Triglyceride Oil Facility.

(d) Operate the Triglyceride Oil Facility to produce tailored triglyceride oils, or dry biomass intermediate, according to the plant configuration, and Solazyme and ADM’s agreed upon operational requirements.

2.4 Phase 3 – Expanded Collaboration. Solazyme may exercise the Phase 3 Option in accordance with Article 6, whereby the Parties will expand the nameplate capacity of the Triglyceride Oil Facility to 40,000 MT/year of triglyceride oil, or dried biomass equivalent.

2.5 Phase 4 – Additional Expanded Collaboration. During Phase 2 and/or Phase 3, the Parties will seek to develop a mutually satisfactory business case to expand the nameplate capacity of the Triglyceride Oil Facility beyond 40,000 MT/year of triglyceride oil, or dried biomass equivalent, to a potential nameplate capacity of up to 100,000 MT/year of triglyceride oil, or dried biomass equivalent, or some intermediate amount as may be agreed on by the Parties. Upon development of such a business case, and after the completion of the required engineering studies and capital requirement plans for such increased capacity, the Parties may further expand the capacity of the Triglyceride Oil Facility

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2.6 Steering Committee.

(a) Establishment. Solazyme and ADM shall establish a Steering Committee (the “Steering Committee”) to assist in the coordination and oversight of the design and construction activities described under this Agreement, monitor progress of the modification and build-out of the ADM Plant to construct the Triglyceride Oil Facility and facilitate the exchange of information relating to the Collaboration.

(b) Membership. The Steering Committee shall be comprised of an appropriate number of representatives from each Party as the Parties may from time to time agree. It is anticipated that at least one (1) representative from each Party shall be an individual responsible for commercial/business matters of the selecting Party, and one (1) representative from each Party shall be an individual responsible for managing operations at the Triglyceride Oil Facility for the selecting Party. Either Party may alter its respective Steering Committee representatives at any time, upon notice to the other Party.

(c) Meetings. During the Term of the Collaboration, the Steering Committee shall meet as mutually agreed by the Parties, at locations agreed by the Parties. Steering Committee members may participate in any such meeting in person, by telephone, or by video conference.

(d) Decision Making. The Steering Committee shall not be a decision making body but shall coordinate decision making by the respective Parties in connection with the activities of the Collaboration.

ARTICLE 3

THE TRIGLYCERIDE OIL FACILITY

3.1 ADM Equipment. To produce the triglyceride oils, or a dry biomass intermediate, at the Triglyceride Oil Facility, ADM will make the ADM Assets available to Solazyme on a priority basis for the Term (as defined in Section 17.1), and will use commercially reasonable efforts to ensure that productive use of the ADM Assets at the Triglyceride Oil Facility is not impaired.

3.2 Use of ADM Assets by ADM. To the extent that Solazyme’s manufacturing schedule and forecasts do not require use of the ADM Assets during the Term, and to the extent that ADM can use such ADM Assets for other purposes without disruption of Solazyme’s priority operations, then, at Solazyme’s request, ADM may utilize the ADM Assets during such open periods upon reasonable advance notice and approval by Solazyme. Any such use by ADM will generate for Solazyme a *. ADM makes no warranty or guarantee that it will be able to temporarily utilize the ADM Assets during any such open period. For the priority use of the ADM Assets and associated infrastructure, Solazyme shall pay to ADM the fees described in Section 3.6. This Section 3.2 applies only to the initial ADM Assets utilized during Phase 2.

3.3 Solazyme Downstream Assets.

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a) To construct the Triglyceride Oil Facility, Solazyme shall make arrangements, at its sole option and cost, to either:

(i) install at the ADM Plant, sufficient downstream equipment * to process up to 20,000 MT/year of triglyceride oil, or a dry biomass intermediate, and build-out an existing ADM Plant building to house the Solazyme Downstream Assets; or

(ii) install at the ADM Plant, sufficient logistics infrastructure that * from the ADM Plant can be shipped to a Third Party for *.

(b) Solazyme shall own the Solazyme Downstream Assets and may remove such equipment at its cost upon the termination or expiration of this Agreement.

3.4 Additional Capital Requirements. The Parties agree that the following general principles will apply to additional Phase 2 capital requirements at the ADM Plant and/or the Triglyceride Oil Facility:

(a)*. The Parties have determined that certain modifications are required in the * parts of the existing facilities to enable Phase 2 operations to be successful. ADM will pay for the modifications listed as “ADM Expense” in Schedule 3.4, up to a maximum of * (including contingency). Such assets will be considered ADM Assets as defined in this Agreement. Solazyme will pay for the modifications listed as “Solazyme Expense” (including contingency), which shall be deemed Solazyme Downstream Assets, and, subject to mutual agreement, for further minor capital modifications, which shall be deemed ADM Assets, that may be necessary to successfully commission and support the Triglyceride Oil Facility to meet Solazyme’s Phase 2 operating plan.

(b)*. In general, if the Parties determine to install or modify any * equipment or any associated equipment or assets related to the * or install or modify any logistics infrastructure to help enable Solazyme to transfer * manufactured at the Triglyceride Oil Facility to a Third Party site for *, Solazyme will pay for the costs of (and own) such equipment and/or modification. Such assets will be considered Solazyme Downstream Assets as defined in this Agreement.

(c) Negotiation. To the extent additional and currently unidentified capital expenses are deemed necessary as a result of this Agreement or any of the other Collaboration Agreements, the Parties will negotiate in good faith an equitable allocation of the expenses. To the extent such capital expenses are paid for by Solazyme, the applicable capital assets shall be considered Solazyme Downstream Assets as defined in this Agreement. Notwithstanding anything to the contrary, it is agreed that all such additional capital expenditures contemplated in this Section 3.4 are limited to Phase 2 and no obligation related to capital expenditures shall extend to Phase 3 or Phase 4 other than as described in the following Articles 6 and 7.

3.5 Commercial Production. The Parties will use reasonable commercial efforts to complete the first successful commercial * at the Triglyceride Oil Facility and produce crude triglyceride oil or a dry biomass intermediate resulting from * as soon as practical after

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

completion of the preliminary activities in Phase 1 and the tasks set forth in Section 2.3, with a target to produce a dry biomass intermediate by *.

3.6 Compensation for Use of the ADM Assets. Solazyme shall pay to ADM for the priority use of the ADM Assets and the associated infrastructure the following compensation:

(a) $2.5 million on a date to be determined by Solazyme, but in no event later than the date of the later to occur of (i) successful achievement of the Tests, or waiver thereof by Solazyme, (ii) completion of the engineering feasibility study and cost estimates described in the Phase 1 Agreement (as determined by the Parties), and (iii) execution of this Agreement, the Operating Agreement and the Dextrose/Corn Syrup Supply Agreement. Notwithstanding the foregoing, the payment provided for in this Section 3.6(a) shall be paid on or prior to January 15, 2013.

(b) * on a date to be determined by Solazyme, but in no event later than the Manufacturing Commencement Date (the $2.5 million payment set forth in Section 3.6(a) and the * payment set forth in this Section 3.6(b) being advance payments for use of the ADM Assets and associated infrastructure for the first two (2) years of commercial operation following the Manufacturing Commencement Date). Notwithstanding the foregoing, if the payment provided for in this Section 3.6(b) is not paid on or prior to *, this Agreement shall terminate.

(c) * for use of the ADM Assets and associated infrastructure for the year beginning on the second anniversary of the Manufacturing Commencement Date.

(d) * for use of the ADM Assets and associated infrastructure for the year beginning on the third anniversary of the Manufacturing Commencement Date.

(e) * for use of the ADM Assets and associated infrastructure for the year beginning on the fourth anniversary of the Manufacturing Commencement Date.

If (A) ADM is not able to provide Solazyme with * of * at the Triglyceride Oil Facility in any payment period and (B) failure to provide such * is not due to the request, action or inaction of Solazyme, then * shortfall portion of the payment for that period, calculated as the product of (i) the actual * and (ii) the payment for that period as set forth in this Section 3.6 (i.e., without taking into account any premium or expenses related to payments in Stock). The calculation of this foregoing reimbursement shall be completed on the annual anniversary of the Manufacturing Commencement Date.

3.7 Form of Payment/Timing of Cash Payments.

(a) Each payment described in Sections 3.6(a) and Section 3.6(b) may, at Solazyme’s option, be satisfied in the form of cash, Stock, or a combination of the two forms, with the stock component (if being utilized) being no less than the equivalent of *, or the nearest whole-share equivalent thereof. Should Solazyme elect to satisfy any payment described in Section 3.6(a) or Section 3.6(b) in Stock (in whole or in part), Solazyme will, in addition to the payment in stock, pay to ADM in cash, as of the date of each respective share issuance, an

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

additional premium calculated as the product of (a) * (obtained as indicated in Section 3.8), and (b) the number of shares issued to ADM for each respective payment.

(b) For payments described in Section 3.6(c), Section 3.6(d) and/or Section 3.6(e) that are paid in cash (in whole or in part) such cash payment shall be made in arrears in equal monthly installments over the course of the applicable year.

(c) Solazyme will have the option to make all, or a portion, of each payment described in Section 3.6(c), Section 3.6(d), and/or Section 3.6(e) in Stock rather than cash on the last Business Day of January in the applicable year, with the stock component (if being utilized) being no less than the equivalent of *, or the nearest whole-share equivalent thereof, and in such case shall also pay to ADM, as of the date of the respective share issue, an additional premium, in cash, calculated as the product of (a) * (obtained as indicated in Section 3.8), and (b) the number of shares issued to ADM for each respective payment. In addition, Solazyme shall reimburse ADM for customary brokerage and SEC fees actually incurred in connection with the sale of the shares issued for each respective payment; provided ADM informs Solazyme of such fees within thirty (30) days of the Stock payment date.

(d) The issuance price per share of any Stock delivered in lieu of cash pursuant to Section 3.6 shall be equal to the volume weighted average price (“VWAP”) of shares of the Stock, as reported by Bloomberg, over the last three (3) trading days immediately preceding (but not including) the date the payment is due (as described in this Article 3). The product of the VWAP per share and the number of shares of Stock issued will be equal to the respective payment values to be made in Stock as of the date of such share issuance.

(e) In the event that under Section 3.2, there is a pro rata reduction in the fixed costs and fees for use of the ADM Assets while the ADM Assets are in use for the benefit of Persons other than Solazyme, such credit shall be applied against the next payment due – monthly in the event that Solazyme has elected to pay the fees in cash, or annually in the event that Solazyme has elected to pay the fees in Stock.

3.8*

3.9 Warrants.

(a) Initial Warrant. In addition to the payments set forth in Section 3.6, Solazyme will grant to ADM a warrant covering 500,000 shares of Stock. Solazyme agrees to prepare a registration statement pursuant to which the warrant and shares of Stock issuable upon exercise of the warrant will be registered under the Securities Act of 1933, and to file such registration statement with the SEC, within thirty (30) days of the Effective Date. Solazyme agrees to use its best efforts to cause such registration statement to be declared effective as soon as practicable following filing. The warrant will be issued promptly following the date the SEC declares the registration statement to be effective. The warrant will vest in equal monthly installments over five (5) years from the Manufacturing Commencement Date.

(b)Subsequent Warrant(s). Solazyme shall grant to ADM a warrant covering * shares of Stock upon the extension of this Agreement for each further five (5) year

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

term, which warrant shall vest in equal monthly installments over the applicable five (5) year extension term. Any subsequent warrant(s) and the underlying Stock will be issued pursuant to an effective registration statement.

(c) Warrant Terms. Each of the warrants described in Section 3.9(a) and Section 3.9(b) shall have a six (6) year term from the date of grant. The warrant described in Section 3.9(a) shall have a per share exercise price equal to the closing price of Stock (as reported on Nasdaq) on the Effective Date. The warrants described in Section 3.9(b) will have a per share exercise price equal to the closing price of Stock (as reported on Nasdaq) on the grant date. The vesting of any warrant issued under Section 3.9(a) and/or Section 3.9(b) shall terminate immediately and automatically upon the termination or expiration of this Agreement.

3.10 Sharing of *. If, as of each anniversary date of the Manufacturing Commencement Date, the value of * (calculated as the product of (a) * on the applicable anniversary date * and (b) *) exceeds *, Solazyme shall receive a credit of * of the excess of such value above * against future payments of the fees set forth in Section 3.6 (or in the case of the * anniversary of *, against * of, as applicable, the initial Term or the applicable extension term). The above described credit to Solazyme shall be provided only *. If the * occurs after the time during which Solazyme is paying fees to ADM, the above described “credit” shall be paid to Solazyme in cash as soon as reasonably possible after ADM *.

3.11 Timing of Payments. Any payments or deliveries of Stock pursuant to this Article 3 must be made within * of the date required in this Article 3; provided, however, that delivery of Stock, pursuant to delivery instructions from ADM in Exhibit D, reflecting the payment in Section 3.6(a) shall be delivered promptly following the date the SEC declares the registration statement described in Section 3.9(a) to be effective, if such registration statement is not already effective on the date such payment is otherwise due. Failure to pay or deliver stock within * of the date required in this Article 3 shall be considered a Material Breach.

ARTICLE 4

CONSTRUCTION OF THE TRIGLYCERIDE OIL FACILITY

4.1 Engineering. The engineering for the modification and build-out of the ADM Plant to construct the Triglyceride Oil Facility with a capacity of 20,000 MT/year of triglyceride oils, or a dry biomass intermediate, shall be conducted by Solazyme personnel (or engineering firms selected by Solazyme), with the assistance of ADM personnel. Solazyme will be responsible for the costs of its own internal personnel in completing such activities and ADM will be responsible for the costs of its internal Clinton, IA-based personnel in completing such activities. Solazyme shall pay the costs of any Third Party engineers that the Parties agree to engage for such services. In considering the retention of Third Party engineers, Solazyme may retain ADM to provide professional services such as engineering, design, environmental, and research and development (“ADM Professional Services”), all of which will be charged to Solazyme on an arms-length basis, if ADM Professional Services are competitive with other qualified service providers in all material terms, including cost, quality, experience, and anticipated speed of execution. ADM agrees to use commercially reasonable efforts to assist Solazyme, and/or any selected engineering firms, in finalizing engineering for the modification

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and build-out of the ADM Plant to construct and operate the Triglyceride Oil Facility. Any engineering and/or construction at the ADM Plant will require all employees, construction firms, and contractors to sign ADM-provided confidentiality agreements, substantially in the form of Exhibit B. Additionally, access to the ADM Plant may be limited as ADM deems necessary to maintain the confidentiality of ADM and other companies that may be utilizing the ADM Plant; provided, however, that such access limitations shall not defeat the intent of this Agreement and the activities to be conducted pursuant thereto.

4.2 Permits. ADM agrees to use commercially reasonable efforts to obtain all permits required to construct and operate the Triglyceride Oil Facility that were not obtained during Phase 1 as soon as possible, including, without limitation (i) the permits to install the Solazyme Downstream Assets, (ii) the permits to build the building to house the Solazyme Downstream Assets, (iii) all other required permits (or amendments to existing permits covering the ADM Plant), including, but not limited to air permits, emissions permits, wastewater discharge permits etc. Solazyme agrees to use commercially reasonable efforts to assist ADM in obtaining all permits required to construct and operate the Triglyceride Oil Facility. Solazyme will be responsible for the costs of its own internal personnel in completing such activities, and ADM will be responsible for the costs of its internal Clinton, IA-based personnel in completing such activities. Solazyme shall pay the costs of any Third Party that the Parties agree to assist them in obtaining such permits. The Parties will consider utilizing external resources to the extent ADM does not have sufficient internal capacity based out of Clinton, IA. In considering the retention of external resources, Solazyme may instead retain ADM Professional Services, which will be charged to Solazyme on an arms-length basis, if ADM Professional Services are competitive with other qualified service providers in all material terms, including cost, quality, experience and anticipated speed of execution.

4.3 Modification and Build-Out. The modification and build-out of the ADM Plant to construct the Triglyceride Oil Facility shall be conducted by Solazyme personnel (or construction firms selected by Solazyme). ADM agrees to use commercially reasonable efforts through its Clinton, IA-based personnel to assist Solazyme, and/or any selected construction firms, in completing the modification and build-out of the ADM Plant to construct and operate the Triglyceride Oil Facility. Solazyme will be responsible for the costs of its own internal personnel in completing such activities and ADM will be responsible for the costs of its internal Clinton, IA-based personnel in completing such activities. Solazyme shall pay the costs associated with the purchase and installation of all equipment, machinery, or other additions necessary to complete the Triglyceride Oil Facility. Solazyme shall be responsible for all required construction and firms, with the exception of assistance provided by certain Clinton, IA-based ADM personnel. In considering the retention of Third Party construction firms, Solazyme may instead retain ADM to provide construction services, which will be charged to Solazyme on an arms-length basis, if such ADM-supplied construction services are competitive with other qualified construction service providers in all material terms, including cost, quality, experience and anticipated speed of execution. The Parties agree to use commercially reasonable efforts to modify and build-out the ADM Plant to construct the Triglyceride Oil Facility with a target to produce triglyceride oils, or a dry biomass intermediate, by * (the “Start-Up Target Date”).

4.4 ADM Assets Modifications. Notwithstanding Sections 4.1, 4.2, and 4.3 regarding the engineering, permitting, and modification and build-out of the Triglyceride Oil

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Facility, any modifications of the existing ADM Assets that are required or requested by Solazyme shall be conducted by ADM utilizing available resources that it deems necessary to complete modifications in a safe, efficient, cost-effective and timely manner to meet operational objectives that the Parties agree.

4.5 Operations. ADM will operate the Triglyceride Oil Facility to manufacture and provide products as provided in the Operating Agreement.

4.6 Construction Access/Cooperation. ADM acknowledges that a significant inducement for Solazyme entering into this Agreement (and the other Collaboration Agreements) and paying to ADM the consideration set forth in Article 3 is the availability of the Triglyceride Oil Facility to produce commercial quantities of tailored triglyceride oils, or a dry biomass intermediate, by the Start-Up Target Date. Accordingly, ADM agrees that if Solazyme retains Third Party construction firms to conduct the modification and build-out of the ADM Plant to construct the Triglyceride Oil Facility, ADM will cooperate with Solazyme and the Third Party construction firms and provide such access and assistance (including access to the ADM Plant, utilities and appropriate Clinton, IA-based ADM personnel) as reasonably necessary to conduct the modification and build-out of the ADM Plant to construct the Triglyceride Oil Facility such that the Triglyceride Oil Facility is available to produce commercial quantities of tailored triglyceride oils, or a dry biomass intermediate, by the Start-Up Deadline.

4.7 Insurance.

(a) ADM shall secure and maintain in full force and effect throughout the Term the following insurance coverage, at its expense: (i) commercial general liability, including products liability and contractual liability for the obligations under this Agreement, with limits of $5 million per occurrence, such policy will name Solazyme as an additional insured, (ii) property, including business interruption, with all risks perils, or broad named risks covering both ADM’s and Solazyme assets subject to this Agreement on a replacement cost basis, (iii) automobile liability insurance with a combines single limit of $1 million, (iv) crime coverage covering theft by ADM employees, (v) employers’ liability insurance with a limit of $5 million and (vi) workers’ compensation insurance (or its equivalent) in the amount required by the laws of the jurisdiction in which its employees are located. ADM is allowed to be a licensed self-insurer for workers compensation. From time to time upon request of Solazyme, ADM shall furnish evidence of compliance with such insurance requirements and the payment of any related coverage premiums. On an annual basis ADM shall provide to Solazyme a summary of its insurance vis-à-vis the Triglyceride Oil Facility.

(b) Solazyme shall secure and maintain in full force and effect throughout the Term the following insurance coverage, at its expense: (i) commercial general liability, including products liability and contractual liability for the obligations under this Agreement, with limits of $5 million per occurrence, such policy will name ADM as an additional insured, (ii) automobile liability insurance with a combines single limit of $1 million, (iii) employers’ liability insurance with a limit of $5 million and (vi) workers’ compensation insurance (or its equivalent) in the amount required by the laws of the jurisdiction in which its employees are located. Solazyme is allowed to be a licensed self-insurer for workers compensation. From time

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to time upon request of ADM, Solazyme shall furnish evidence of compliance with such insurance requirements and the payment of any related coverage premiums.

ARTICLE 5

OPERATION OF THE TRIGLYCERIDE OIL FACILITY

5.1 Operation. ADM shall operate the Triglyceride Oil Facility with the technical assistance of Solazyme. Subject to the limitations and conditions set forth in Section 5.3, Solazyme shall have the option of having up to * employees per normal operating working shift on site, with exceptions to be mutually agreed in writing. ADM will provide mutually agreed remote access to process data to assist in ongoing technology transfer and monitoring of operating data and product quality. ADM shall be reimbursed for its reasonable costs of operating the Triglyceride Oil Facility (operational labor, maintenance, utilities, steam etc.), at * otherwise agreed to in the Operating Agreement. The Operating Agreement shall contain an exhibit detailing the initial costs of operations and the mechanism for adjustment of base costs.

5.2 Other Use. It is understood that equipment at the ADM Plant (other than the Triglyceride Oil Facility, except as provided in Section 3.2 in connection with the ADM Assets) may be used by multiple Third Parties. To protect the use of such assets by such Third Parties, ADM and Solazyme will develop procedures for access to the ADM Plant by Solazyme personnel, including, but not limited to access rights, prohibited areas, signing of confidentiality agreements, and other agreed upon procedures. Such procedures may in unusual and limited circumstances require Solazyme employees to operate remotely for brief periods.

5.3 Visitation. Each individual seeking access to the ADM Plant on Solazyme’s behalf will be required to sign an ADM-provided individual confidentiality agreement, substantially in the form of Exhibit B. Access to the ADM Plant may be limited as ADM deems necessary to maintain the confidentiality of ADM and other companies that may be utilizing the ADM Plant; provided, however, that such limitations shall not prevent Solazyme employees from access to the Triglyceride Oil Facility to provide technical assistance and monitor its operations. Solazyme may from time to time bring Third Party visitors to view the Triglyceride Oil Facility for the purpose of supporting the sale of products made at the Triglyceride Oil Facility, and/or to conduct other Solazyme business such as production audits or investor relations. Such visits will be conducted in accordance with all applicable policies, including but not limited to confidentiality policies, of ADM applicable to the ADM Plant, and such visits will be subject to the advance permission of ADM, such permission not to be unreasonably withheld, conditioned or delayed.

5.4 Dextrose/Corn Syrup Supply. In conjunction with entry into this Agreement and the Operating Agreement, the Parties will enter into the Dextrose/Corn Syrup Supply Agreement wherein ADM will agree to provide, and Solazyme will agree to purchase, dextrose/corn syrup from ADM. The Dextrose/Corn Syrup Supply Agreement shall have an initial calendar year 2013 corn processing fee of *, * as described therein, and other reasonable and customary terms, including promptly crediting back the full value of co-products obtained during corn processing according to the norms of the corn wet milling industry. The

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Dextrose/Corn Syrup Supply Agreement shall terminate with the termination of the Operating Agreement.

5.5 Commodity Risk Management. ADM shall provide access to corn pricing information, trading, and forward pricing instruments for corn through its existing trading infrastructure. Such market information will be provided in line with current ADM practices for similar customers purchasing dextrose/corn syrup.

ARTICLE 6

OPTION TO EXPAND COLLABORATION TO PHASE 3

6.1 Option to Expand Collaboration. Subject to the limitations in this Article 6, Solazyme shall have an option (the “Phase 3 Option”) to cause the Parties to expand the nameplate capacity of the Triglyceride Oil Facility to 40,000 MT/year of triglyceride oil, or an equivalent amount of dried biomass, through the use of the applicable ADM Phase 3 Assets. The Phase 3 Option may be exercised by Solazyme at any time during the * of this Agreement. The Phase 3 Option may be exercised by Solazyme during the * of the first term of this Agreement (i) in conjunction with the Right of First Refusal or (ii) if the applicable ADM Phase 3 Assets are not being used by ADM or a Third Party. The Phase 3 Option may be exercised by Solazyme * only if the applicable ADM Phase 3 Assets are not being used by ADM or a Third Party or subject to a definitive agreement for such use. This option may be exercised by delivery of a notice (the “Option Exercise Notice”) to ADM informing ADM of (i) Solazyme’s exercise of the Phase 3 Option, and (ii) the applicable * anticipated to be required.

6.2 Expansion Assets. Subject to the conditions in this Article 6, upon exercise of the Phase 3 Option, ADM will make available the use of *, and associated infrastructure (collectively, the “ADM Phase 3 Assets”). Notwithstanding anything to the contrary, the Phase 3 Option shall not include *, or assets not specifically identified as ADM Phase 3 Assets in this Section 6.2. At its sole cost, Solazyme may install additional downstream equipment as described in Section 6.3 at the ADM Plant (or make arrangements to provide such downstream processing at a Third Party processor) to match the expanded * capacity of the Triglyceride Oil Facility (the “Triglyceride Oil Facility Expansion”).

6.3 Build-Out/Operation of Additional Capacity. Upon exercise of the Phase 3 Option, the build-out of the Triglyceride Oil Facility Expansion, if any, shall be conducted in a manner substantially similar to the build-out described in Sections 4.1, 4.2 and 4.3. The Parties will use commercially reasonable efforts to complete the build-out and have the expanded Triglyceride Oil Facility ready to produce commercial quantities of triglyceride oils, or a dry biomass intermediate, within * of the date of the Option Exercise Notice and ADM will provide the cooperation, access and assistance described in Section 4.6. The Operating Agreement shall also be automatically amended upon such exercise to include the operations of the additional capacity. The Dextrose/Corn Syrup Supply Agreement shall be amended upon such exercise to accommodate the need for an increased amount of feedstock to utilize the expanded capacity as set forth in the Dextrose/Corn Syrup Supply Agreement. It is understood that the pricing terms contained within the Dextrose/Corn Syrup Supply Agreement for the terms after the initial term

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of this Agreement will be subject to normal commercially accepted escalation factors for multi-year contracting that are customary in the corn wet milling industry.

6.4 Conditions of Exercise. During the * of the first term of this Agreement, Solazyme may only exercise the Phase 3 Option (i) in conjunction with the Right of First Refusal or (ii) if the applicable ADM Phase 3 Assets are not being used by ADM or a Third Party. The Phase 3 Option may be exercised by Solazyme during the * only if the applicable ADM Phase 3 Assets are not being used by ADM or a Third Party. In exercising the Phase 3 Option, Solazyme shall elect to compensate ADM for use of the ADM Phase 3 Assets as set forth in either Section 6.5(a) or Section 6.5(b).

6.5 ADM Compensation for Use of the ADM Phase 3 Assets.

(a) Solazyme may elect to pay ADM, for use of the ADM Phase 3 Assets, a use fee * per year and a use fee * of * per year (which fees include use of applicable incidental ADM Phase 3 Assets to utilize such equipment).

(b) It is anticipated that payment for the additional * will be based on a mechanism whereby the *. ADM will enter into the Expanded Collaboration provided that Solazyme can demonstrate a mutually satisfactory business case. In a mutually satisfactory business case, it is anticipated that ADM would be likely to receive at least * of additional compensation for the use of *, based upon operational run rates, and Solazyme will have demonstrated clear potential to exceed * with known contracts or expressions of interest to purchase the resulting triglyceride oils.

6.6 Right of First Refusal. For years * of the first term of this Agreement, before ADM enters into an agreement with a Third Party to utilize the ADM Phase 3 Assets, ADM will first offer the use of the ADM Phase 3 Assets to Solazyme at the lesser of (i) the terms and conditions offered by the Third Party, or (ii) equivalent terms and conditions to those provided in Sections 3.6, 3.7 and 3.8 (with compensation set at *) (the “Right of First Refusal”). Solazyme shall have sixty (60) days from receipt of written notice from ADM (which will include the relevant Third Party terms and conditions) during which to accept or reject such offer. If Solazyme does not accept such offer within the 60-day period, ADM shall be free to accept the Third Party offer to use the applicable ADM Phase 3 Assets. This Right of First Refusal will expire at the end of the first term of this Agreement.

6.7 ADM Use of the ADM Phase 3 Assets. Notwithstanding anything to the contrary in this Agreement, ADM shall be able to utilize the ADM Phase 3 Assets described in Article 6 for its own use until Solazyme has committed to make payment to utilize the ADM Phase 3 Assets.

ARTICLE 7

EXPANSION OF COLLABORATION INTO PHASE 4

7.1 Expansion to 100,000 MT/Year Capacity. During Phase 2 and/or Phase 3, the Parties will seek to develop a mutually satisfactory business case to expand the nameplate

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capacity of the Triglyceride Oil Facility beyond 40,000 MT/year of triglyceride oil, or an equivalent amount of dry biomass, to a potential nameplate capacity of up to 100,000 MT/year of triglyceride oil, or an equivalent amount of dry biomass, or some intermediate amount as may be agreed on by the Parties. If the Parties develop a mutually satisfactory business case, the Parties will conduct customary engineering, capital use and other studies required to justify an expansion of the Triglyceride Oil Facility. The studies conducted will be subject to each Party’s independent authorization and due diligence processes.

ARTICLE 8

CERTAIN COVENANTS AND OBLIGATIONS

8.1 Bio-Product. During the first two (2) years of the initial term of this Agreement, Solazyme may offer bio-product (biomass) from the Triglyceride Oil Facility for sale to ADM, provided the following occur: *. Any capital required to off-load, convey, blend, store, and otherwise handle such biomass will be the responsibility of Solazyme. For biomass purchased by ADM, Solazyme will be paid a purchase price to be negotiated in good faith between the Parties *. The Parties shall in good faith attempt to enter into a Bio-Product Purchase/Sale Agreement reflecting the term set forth in this Section 8.1, as well as other reasonable and customary purchase/sale terms, as soon as practicable after the Effective Date.

8.2 No Liens or Encumbrances. ADM shall keep and maintain the ADM Assets free and clear of all encumbrances that would impair or disrupt the productive use of such assets under the Operating Agreement. With respect to the Solazyme Downstream Assets, ADM acknowledges Solazyme’s ownership of and, subject to restrictions contained in this Agreement, right to recover the Solazyme Downstream Assets, and agrees to keep such property free and clear of all rights and claims of ownership or interest by ADM and/or any third parties. ADM shall defend, at its expense, and pay all attorney fees and costs of, all actions commenced against Solazyme and the Solazyme Downstream Assets for the enforcement of any such lien resulting from the action of ADM or work done at the request of ADM, not permitted under the Collaboration Agreements or without the consent of Solazyme.

ARTICLE 9

MATERIAL TRANSFER

9.1 Materials; Limited Use.

(a)Transfer of Materials. In the course of the conduct of the activities described in the Collaboration Agreements, a Party or one of its Affiliates (the “Transferring Party”) may transfer to the other Party or one of its Affiliates (the “Recipient”), chemical or biological materials (e.g., microbes, products of microbe conversion such as triglyceride oils, biomass, etc.). The provisions of this Agreement, including Articles 10, 12 and 15, shall apply to such materials, as well as to any progeny or modifications thereof (original materials, progeny and modified materials are collectively referred to as “Transferred Materials”).

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(b) Limited Rights. The Recipient agrees not to (a) use the Transferred Materials received from the Transferring Party for any purpose other than to conduct the Collaboration activities for which they were provided, or attempt to (b) determine the sequence of, modify, or otherwise duplicate or substantially reproduce any of the Transferred Materials.

(c) Results. The Recipient will promptly disclose to the Transferring Party any data generated, summaries, and conclusions generated in connection with any use, testing and evaluation of the Transferred Materials (“Results”). The Results, and related reports, shall be deemed to be Confidential Information subject to the terms of Article 15.

(d) Transfer. The Recipient may distribute portions of the Transferred Materials to any of its Affiliates or any contractor or agent providing services to the Recipient in the ordinary course of business (each, an “Authorized Transferee”), but may not otherwise distribute any of the Transferred Materials to any Third Party without the written consent of the Transferring Party; provided, however, that a Recipient shall require any Authorized Transferee to which it intends to distribute any portion of the Transferred Materials to undertake written obligations limiting transfer and use at least as stringent as those set forth in this Section 9.1. Notwithstanding the foregoing, ADM may not distribute any algae strain to a Third Party without the prior consent of Solazyme.

(e) Nature of Transferred Materials. The Recipient acknowledges that the Transferred Materials may be experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of the Transferred Materials. The Transferring Party shall inform the Recipient of any handling hazards of which the Transferring Party is aware regarding the original Transferred Materials provided by the Transferring Party. Further, at the time of delivery, the Transferring Party will provide to the Recipient a MSDS for such Transferred Materials, if applicable.

ARTICLE 10

LICENSES

10.1 Solazyme License to ADM. Subject to the terms and conditions of this Agreement, Solazyme hereby grants to ADM a non-exclusive, royalty-free license to use Solazyme Background Technology, New Technology and Operational Technology solely to conduct its activities under this Agreement and the other Collaboration Agreements.

10.2 ADM License to Solazyme. Subject to the terms and conditions of this Agreement, ADM hereby grants to Solazyme and its Affiliates, a non-exclusive, royalty-free license to use ADM Background Technology solely to conduct its activities under this Agreement and the other Collaboration Agreements and to use, offer for sale and sell products manufactured in the Triglyceride Oil Facility for any and all uses.

10.3 Exempted Process Designs. The Parties agree that during the Term, ADM may define certain proprietary process technology equipment designs that shall not be re-used by Solazyme in other plants using Solazyme Background Technology without first obtaining a license

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from ADM. Such proprietary process technology equipment designs (“Exempted Process Designs”) will be defined by ADM and memorialized in separate appendixes substantially as set forth in Appendix C of the Phase 1 Agreement. Notwithstanding the foregoing, Solazyme will not be required to obtain a license from ADM with respect to process technology equipment designs already in use or contemplated for use by Solazyme, or freely available from a Third Party.

ARTICLE 11

PAYMENTS

11.1 Invoices. The Parties will issue invoices for any payment or reimbursement required from the other Party pursuant to this Agreement, and the applicable Party shall pay the amount due within * of receipt of invoice. Such invoices shall be accompanied by sufficient back-up documentation to support each such payment. Notwithstanding the foregoing, payments required pursuant to the Operating Agreement shall be paid as set forth in the Operating Agreement, and payments required pursuant to the Dextrose/ Corn Syrup Supply Agreement shall be paid as set forth in the Dextrose/ Corn Syrup Supply Agreement.

11.2 Payment Method; Late Payments.

(a) All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by the applicable Party. All payments shall be made in Dollars and shall be non-creditable and non-refundable. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest at the lesser of (i) the rate of interest published on the due date of such payment (or the first Business Day thereafter if the due date is not a Business Day) by THE WALL STREET JOURNAL, as being the six (6) month London Interbank Offered Rate (LIBOR) plus * or (ii) the maximum rate permitted by law in the jurisdiction such payments are due, in each case calculated on the number of days such payment is delinquent. Nothing in this Section shall prejudice any other rights or remedies available to either Party hereunder or at law or equity.

(b) Notwithstanding the forgoing, if Solazyme has more than * in undisputed invoiced payments that are past due, ADM shall have the right to suspend services under the Collaboration Agreements. Solazyme shall have * from the day ADM has notified Solazyme of its decision to suspend services to cure all delinquent amounts. Solazyme’s failure to cure within the aforementioned period shall be considered a Material Breach. This Article 11 does not apply to payments made pursuant to Sections 3.6, 3.8, and 3.9.

ARTICLE 12

INVENTIONS AND PATENTS

12.1 Ownership.

(a) Background Technology. As between the Parties, each Party retains ownership of its own Background Technology.

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(b) New Technology and Operational Technology. As between the Parties, Solazyme shall solely own all New Technology and Operational Technology.

12.2 Assignment. ADM hereby assigns to Solazyme all its right, title and interest in and to the New Technology and the Operational Technology, and all patents, copyrights, and other intellectual property rights therein. Upon the request of Solazyme, ADM shall promptly execute all applications, assignments and other instruments necessary for Solazyme to obtain, perfect, evidence, or sustain such proprietary rights. Nothing under this Section 12.2 shall be construed as a requirement that ADM disclose its proprietary or trade secret information to Solazyme, unless in the opinion of a patent counsel agreed to between the Parties, such disclosure is deemed necessary to fulfill the written description requirements under United States patent law for a patent application filed on the New Technology or Operational Technology. ADM hereby agrees that Solazyme shall be entitled to specific performance of ADM’s obligations under this Section 12.2, as well as such further relief as may be granted by a court of competent jurisdiction.

12.3 Patent Prosecution.

(a) Solazyme. As between the Parties, Solazyme shall have the right, at its sole discretion and cost, to prepare, file, prosecute and maintain, all patent applications and patents with respect to (i) the Solazyme Background Technology, (ii) the New Technology and (iii) the Operational Technology, and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto.

(b) ADM. As between the Parties, ADM shall have the right, at its sole discretion and cost, to prepare, file, prosecute and maintain, all patent applications and patents with respect to the ADM Background Technology, and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto.

(c) Cooperation. The Parties shall each, at its own expense, reasonably cooperate with and help the other Party in connection with its activities under this Section 12.3, at the requesting Party’s request, including the execution of any assignment documents or other actions necessary to vest ownership as set forth in Section 12.1.

12.4 Enforcement.

(a) Solazyme. As between the Parties, Solazyme shall have the sole right, but not the obligation, at its sole cost, to take legal action to enforce or defend any declaratory action or counterclaim with respect to any Patents contained in (i) the Solazyme Background Technology, (ii) the New Technology and (iii) the Operational Technology, and to settle any such action. Solazyme shall retain all recoveries or awards relating to such infringing activity or proceedings.

(b) ADM. As between the Parties, ADM shall have the sole right, but not the obligation, at its sole cost, to take legal action to enforce or defend any declaratory action or counterclaim with respect to any Patents contained in the ADM Background Technology, and to

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settle any such action. ADM shall retain all recoveries or awards relating to such infringing activity or proceedings.

(c) Cooperation. Each Party agrees to render such reasonable help in connection with enforcement activities described in this Section 12.3 as the enforcing Party may request. Except as otherwise agreed, costs of maintaining any such action shall be paid by and any recoveries shall belong to the Party bringing the action.

12.5 Common Interest Disclosures. With regard to any information or opinions disclosed pursuant to the Phase 1 Agreement, this Agreement or any other Collaboration Agreement by one Party to the other Party regarding intellectual property or technology owned by Third Parties or either Party (or their respective Affiliates), the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect the conduct of the Collaboration and the development activities contemplated under the Phase 1 Agreement, this Agreement and the other Collaboration Agreements, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the conduct of the Collaboration and the development activities contemplated under the Phase 1 Agreement, this Agreement and the other Collaboration Agreements. All information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity from discovery that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity from discovery that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without the other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against the other Party.

ARTICLE 13

TRANSFER/CHANGE OF CONTROL

13.1 Solazyme Change in Control. If Solazyme is subject to a Change in Control:

(a) All payments due pursuant to this Agreement shall be henceforth made to ADM in cash only (i.e. no payments may be made, in whole or in part, in stock).

(b) At the election of ADM, the ability to exercise the Phase 3 Option (if it has not already been exercised) shall terminate.

(c) At the election of ADM, the ability to progress into Phase 4 shall terminate.

13.2 Solazyme Change in Control by a Restricted Company. If Solazyme is subject to a Change in Control by a Restricted Company of ADM, ADM shall have the right, but not the obligation, to terminate this Agreement as provided in this Section 13.1.

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(a) If Solazyme reasonably believes that it may be subject to a Change in Control by a Restricted Company of ADM, Solazyme shall inform ADM in writing and ADM shall have thirty (30) days to elect to terminate this Agreement, after which its ability to terminate the Agreement due to the Change in Control shall expire.

(b) If ADM elects to terminate the Agreement pursuant to this Section 13.2, and Solazyme has invested over * of installed equipment capital at the ADM Plant * if the Phase 3 Option has been exercised), ADM shall pay to Solazyme (or its successor) a fee of * (* if the Phase 3 Option has been exercised). If Solazyme has invested less than * of installed equipment capital at the ADM Plant (* if the Phase 3 Option has been exercised), ADM shall not pay any fees upon election to terminate pursuant to this Section 13.2.

13.3 ADM Transfers to, and/or Change in Control by a Restricted Company. If ADM transfers the ADM Plant (or the ADM assets included in the Triglyceride Oil Facility) to a Restricted Company of Solazyme, or ADM is subject to a Change in Control by a Restricted Company of Solazyme, Solazyme shall have the right, but not the obligation, to terminate this Agreement as provided in this Section 13.3.

(a) Solazyme shall have thirty (30) days to elect to terminate this Agreement from the later to occur of (i) the closing of the transfer of the ADM Plant (or the ADM assets included in the Triglyceride Oil Facility) to a Restricted Company of Solazyme, or a Change in Control of ADM to a Restricted Company of Solazyme or (ii) notice from ADM that such a transaction has occurred.

(b) If Solazyme elects to terminate the Agreement pursuant to this Section 13.3, ADM shall pay to Solazyme a fee of * (* if the Phase 3 Option has been exercised).

13.4 Non-Restricted Company Plant Transfers and/or Change in Control. If ADM transfers the ADM Plant (or the ADM Assets included in the Triglyceride Oil Facility) to an entity that is not a Restricted Company of Solazyme, or ADM is subject to a Change in Control by an entity that is not a Restricted Company of Solazyme, Solazyme shall have the right, but not the obligation, to terminate this Agreement by written notice to ADM provided within thirty (30) days of the later to occur of (i) the closing of the applicable transaction and (ii) notice from ADM that such a transaction has occurred.

ARTICLE 14

REPRESENTATIONS AND WARRANTIES

14.1 Mutual Representations and Warranties. As of the Effective Date, ADM hereby makes the following representations and warranties to Solazyme, and Solazyme hereby make the following representations and warranties to ADM:

(a) It is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. It has all requisite corporate power and authority to own its respective properties and to carry on its respective business as conducted as of the date of this Agreement and as proposed to be conducted in this Agreement and in the

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other Collaboration Agreements. It is duly licensed or qualified to transact business and is in good standing in each jurisdiction wherein the character of the property owned or leased, or the nature of the activities conducted, make such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on its business or properties. It has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Collaboration Agreements.

(b) All corporate action on the part of it, its officers, directors and equity holders necessary for the authorization, execution and delivery of this Agreement and the other Collaboration Agreements, and the performance of all obligations hereunder and thereunder, have been taken, and this Agreement and each of the other Collaboration Agreements, when executed and delivered by it, shall constitute valid and legally binding obligations of it, enforceable against it in accordance with their terms except to the extent that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) the remedy of specific performance or injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(c) The execution, delivery and performance of this Agreement and each of the other Collaboration Agreements (with or without the giving of notice, the lapse of time or both), and the consummation of the transactions contemplated hereby, (i) do not require the consent of any Third Party; (ii) do not conflict in any material respect with, result in a material breach of, or constitute a material default under, its organizational documents or any other material contract or agreement to which it is a party or by which it may be bound or affected; (iii) do not violate in any material respect any provision of Applicable Law or any order, injunction, judgment or decree of any government authority by which it may be bound, or (iv) require any regulatory filings or other actions to comply with the requirements of Applicable Law, except as otherwise set forth in this Agreement. It is not a party to, nor is it bound by, any agreement or commitment that prohibits the execution and delivery of this Agreement, any other Collaboration Agreement or the consummation of the transactions contemplated hereby or thereby.

(d) No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting it are pending or threatened, and it has not made any assignment for the benefit of creditors or taken any action in contemplation of, or that would constitute the basis for, the institution of such insolvency proceedings.

(e) There is no action, suit, proceeding or investigation pending or threatened against it that questions the validity of this Agreement, any other Collaboration Agreement, or its ability to consummate the transactions contemplated hereby and thereby. It is not in violation of any Applicable Law in respect of the conduct of its business or the ownership of its properties, which violation would have a material adverse effect on its business or the ownership of its properties related to this Agreement or any other Collaboration Agreement.

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14.2 ADM Representation and Warranties. ADM hereby represents and warrants to Solazyme that, as of the Effective Date:

(a) The ADM Assets are in good condition and are appropriate for the use for which the ADM Assets were originally designed, except for normal wear and tear.

(b) ADM is in peaceful and undisturbed possession of the land underlying the ADM Plant.

(c) The ADM Plant is being operated in compliance with all Applicable Law.

(d) ADM and/or its Affiliates owns the ADM Background Technology licensed under this Agreement, and has no knowledge and has received no claim ADM Background Technology as may be applied to New Technology or Operational Technology would infringe the intellectual property or ownership rights of any Third Party.

(e) ADM possesses the full legal right, authority and power to enter into this Agreement and to grant the licenses to Solazyme set forth herein, and that no consent or approval is required in connection therewith.

(f) There is no existing or, to the best of ADM’s knowledge, information and belief, threatened litigation concerning the ownership or use of the ADM Background Technology licensed under this Agreement.

(g) ADM has not sold, transferred, granted any licenses, or otherwise conveyed any rights to any Third Party that would conflict with the terms and conditions set forth in this Agreement.

(h) In the fulfillment of its obligations under this Agreement, ADM is not, to the best of its knowledge, information and belief violating, infringing or misappropriating any rights, including any contract, statutory or intellectual property rights or any confidentiality rights of any Person.

14.3 Solazyme Representations and Warranties. Solazyme hereby represents and warrants to ADM as follows:

(a) Any shares issued by Solazyme to ADM pursuant to Section 3.6 or the exercise of warrants issued by Solazyme to ADM pursuant to Section 3.9 (the “Shares”) (i) will not be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act of 1933, as amended, because the Shares will be issued pursuant to an effective registration statement, and (ii) will be registered on a national securities exchange at the time of issuance.

(b) The subsequent sale by ADM of any Shares in accordance with a written trading plan pursuant to Rule 10b-5-1(c) under the Securities Exchange Act of 1934, as amended, will not violate any corporate policy of Solazyme or other rules or regulations of Solazyme applicable to ADM or its Affiliates.

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14.4 Additional Solazyme Representations and Warranties. Solazyme hereby represents and warrants to ADM that, as of the Effective Date:

(a) Solazyme and/or its Affiliates owns the Solazyme Background Technology licensed under this Agreement, and has no knowledge and has received no claim that the products or Solazyme Background Technology used to manufacture the products contemplated under this Agreement would infringe the intellectual property or ownership rights of any Third Party.

(b) Solazyme possesses the full legal right, authority and power to enter into this Agreement and to grant the licenses to ADM set forth herein, and that no consent or approval is required in connection therewith.

(c) There is no existing or, to the best of Solazyme’s knowledge, information and belief, threatened litigation concerning the ownership or use of the Solazyme Background Technology licensed under this Agreement.

(d) Solazyme has not sold, transferred, granted any licenses, or otherwise conveyed any rights to any Third Party that would conflict with the terms and conditions set forth in this Agreement.

(e) In the fulfillment of its obligations under this Agreement, Solazyme is not, to the best of its knowledge, information and belief violating, infringing or misappropriating any rights, including any contract, statutory or intellectual property rights or any confidentiality rights of any Person.

ARTICLE 15

CONFIDENTIALITY

15.1 Confidentiality Obligations. All information disclosed by one Party or its Affiliates to the other Party or its Affiliates pursuant to this Agreement, the Confidentiality Agreement, the Phase 1 Agreement or any other Collaboration Agreement shall be the “Confidential Information” of the Party who disclosed it (or the Party whose Affiliate disclosed it) for all purposes hereunder. Each Party agrees that, during the Term and for seven (7) years thereafter, such Party shall, and shall ensure that its Affiliates and its and their respective officers, directors, employees and agents shall, keep completely confidential (using at least the same standard of care as it uses to protect proprietary or confidential information of its own, but in no event less than reasonable care) and not publish or otherwise disclose and not use for any purpose except as expressly permitted hereunder, any Confidential Information or materials furnished to it by the other Party or its Affiliates (including know-how of the disclosing Party or its Affiliates). The foregoing obligations shall not apply to any information disclosed by a Party or its Affiliates hereunder to the extent that the receiving Party can demonstrate with competent evidence that such Confidential Information:

(a) was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality to the disclosing Party, at the time of disclosure;

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(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party or its Affiliates;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliates in breach of the Confidentiality Agreement, the Phase 1 Agreement and/or this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party or its Affiliates by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party or its Affiliates; or

(e) was developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party or its Affiliates.

Specific information shall not become exempt from the obligations herein merely because it is embraced by general information within any of the exceptions according to Section 15.1(a) – (e) above. Combinations of parts of information are not exempt from the obligations herein if any of the exceptions of Section 15.1(a) – (e) applies only to such parts but not to their combination.

A receiving Party shall notify the disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Article 15 by the receiving Party or its Affiliates, and shall cooperate with the disclosing Party and its Affiliates in every reasonable way to help the disclosing Party and its Affiliates regain possession of such Confidential Information and to prevent its further unauthorized use.

15.2 Authorized Disclosure. A Party or its Affiliates may disclose the Confidential Information belonging to the other Party or its Affiliates to the extent such disclosure is reasonably necessary in the following instances:

(a) regulatory filings with any governmental authority necessary for the activities contemplated under this Agreement or any other Collaboration Agreement;

(b) disclosure required by applicable securities laws and regulations (including Nasdaq rules); provided, however, that the disclosure therein is limited to the extent necessary, as determined by securities counsel for the Party seeking to make such disclosure, and provided such Party endeavors to obtain confidential treatment of any disclosed information to the extent allowed under Applicable Law;

(c) in connection with the performance of this Agreement or any other Collaboration Agreement, to Affiliates, sub licensees, research collaborators, employees, consultants, subcontractors or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality at least equivalent in scope to those set forth in this Article 15; or

(d) in connection with litigation to which a Party is a party or otherwise as required by valid court order or legal process; provided, however, that such Party gives the

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disclosing Party advance notice of such required disclosure, limits the disclosure to that actually required as determined by counsel for the Party seeking to make such disclosure, and cooperates in any other Party’s attempts to obtain a protective order or confidential treatment of the information required to be disclosed.

15.3 Confidentiality of Agreement Terms. The Parties acknowledge that the terms of the Phase 1 Agreement, this Agreement and the other Collaboration Agreements shall be treated confidentially as Confidential Information of both Parties. Notwithstanding the foregoing, (a) such terms may be disclosed by a Party in the context of a potential transaction to bankers and potential financing sources, investment bankers, investors and potential investors, licensees, potential licensees, acquirers or potential acquirers, and their respective advisors, each of whom prior to disclosure must be bound by similar obligations of confidentiality at least equivalent in scope to those set forth in this Article 15, (b) terms reasonably required for a party to evaluate the use of the ADM Assets that are subject to Solazyme’s Right of First Refusal contained in Section 6.7 may be disclosed by ADM to the relevant party and (c) a copy of this Agreement may be filed by a Party with the U.S. Securities and Exchange Commission (“SEC”) if required by applicable securities laws and regulations, as determined by securities counsel for the Party seeking to make such filing. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information, research and development information, and other competitively sensitive information of each Party, to the extent allowed, as reasonably determined by securities counsel for the Party seeking to make such disclosure. Notwithstanding anything to the contrary, a Party may not disclose any Confidential Information of the other Party to any of the other Party’s Restricted Companies without prior authorization from the other Party.

ARTICLE 16

INDEMNIFICATION

16.1 Indemnification. Each Party (an “Indemnitor”) hereby agrees to indemnify, defend and hold harmless the other Party and each such Party’s respective Affiliates and such Party’s and its Affiliates’ respective officers, directors, employees and agents (each, an “Indemnitee”) from and against any and all Damages arising out of, connected with or related to any Third Party claims to the extent arising out of (i) the breach of the Indemnitor’s obligations under this Agreement or (ii) any breach of the Indemnitor’s representations or warranties in this Agreement; except in any such case to the extent that such claims arise out of the negligence or willful misconduct of an Indemnitee.

16.2 Procedure. If an Indemnitee intends to claim indemnification under Section 16.1, such Indemnitee shall promptly notify the Indemnitor in writing of any claim for indemnification, and, except as otherwise expressly provided in this Agreement, the Indemnitor shall have control of the defense and/or settlement thereof using counsel reasonably acceptable to the Indemnitee. However, if the Indemnitee believes (based on the advice of outside counsel) that due to potential conflicts of interest between the Indemnitee and the Indemnitor, representation of the Indemnitee by the Indemnitor’s counsel would be inappropriate, the

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Indemnitee may select separate counsel and the Indemnitor shall be responsible for the costs of such representation of the Indemnitee. Under all other circumstances, the Indemnitee may, in its sole discretion, participate in any such proceeding with separate counsel of its choice, at its own expense. The foregoing indemnity obligation shall not apply to amounts paid by the Indemnitee in settlement of any claim if such settlement is effected by the Indemnitee without the consent of the Indemnitor, which consent shall not be unreasonably withheld, delayed or conditioned. At the Indemnitor’s request and expense, the Indemnitee and its employees and agents shall provide reasonable cooperation to the Indemnitor and its legal representatives in the investigation of, and preparation for, the defense against any action, claim or liability covered by this indemnification. The Indemnitor shall not enter into any settlement or consent to an adverse judgment in any such claim, demand, action or other proceeding that admits any wrongdoing on the part of the Indemnitee or its officers, directors, employees or agents, or that imposes additional obligations (financial or otherwise) on the Indemnitee, without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed.

16.3 Limitation on Liability. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 16.3, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE OR SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY (INCLUDING DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS OR LOST PROFITS SUFFERED BY SUCH PARTY), WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, TORT OR OTHERWISE, INCLUDING NEGLIGENCE OF ANY KIND, WHETHER ACTIVE OR PASSIVE, AND REGARDLESS OF WHETHER THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT WAS KNOWN. NOTWITHSTANDING THE FOREGOING, (A) THE ABOVE LIMITATIONS SHALL NOT APPLY IN THE EVENT OF DAMAGES ARISING OUT OF A BREACH OF THE NON-DISCLOSURE AND NON-USE OBLIGATIONS UNDER ARTICLE 15 OR UNAUTHORIZED EXPLOITATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS BEYOND THAT LICENSED UNDER ARTICLE 10, AND (B) NOTHING IN THIS SECTION 16.3 IS INTENDED TO LIMIT ANY PARTY’S OBLIGATIONS UNDER SECTION 16.1 IN RELATION TO AMOUNTS PAID TO A THIRD PARTY.

ARTICLE 17

TERM; TERMINATION

17.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force until the * anniversary of the Effective Date, unless (i) extended pursuant to Section 17.2, (ii) extended by mutual agreement, (iii) earlier terminated as provided in Section 17.3 or (iv) earlier terminated upon the mutual consent of Solazyme and ADM (such period during which this Agreement remains in full force and effect, the “Term”).

17.2 Extension Options.

(a)This Agreement will renew for up to * additional * year terms at the election of Solazyme. This Agreement will renew for a * additional * year term upon the mutual

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

agreement of Solazyme and ADM. All of the renewals provided in this Section 17.2(a) will be on substantially the same terms as in place at the conclusion of the initial term (including the warrant vesting terms set forth in Section 3.9), except that the yearly capital fee shall * in the second renewal (if any) and * in the * renewal (if any).

(b) If the Phase 3 Option is exercised and the Triglyceride Oil Facility Expansion is completed (i) during the * renewal term, this Agreement will renew for * additional * year term (thus a total of *-year renewal terms) and (ii) during the * renewal term, this Agreement will renew for * additional * year term (thus a total of *-year renewal terms), in each case, at the election of Solazyme. All of the renewals provided in this Section 17.2(b) will be on the same terms as in place at the conclusion of the initial term (including the warrant vesting terms set forth in Section 3.9) as to the first 20,000 MT/year of capacity, except that the yearly capital fee shall be *. Notwithstanding the above, the total years of operation of this Agreement cannot exceed * years. The fees for the 20,000 MT/year of capacity corresponding to the Triglyceride Oil Facility Expansion shall be as per Section 6.5.

(c) In the case of all of the renewals provided in this Section 17.2 establishment of updated operating costs schedules for the manufacturing process and other amendments will be made as necessary to the Operating Agreement as set forth in the Operating Agreement and/or the Dextrose/Corn Syrup Supply Agreement as set forth in the Dextrose/Corn Syrup Supply Agreement.

17.3 Early Termination.

(a) By ADM.

(i) This Agreement may be terminated by ADM for Solazyme’s:

(A) Material Breach of this Agreement (after Solazyme is provided a period of * days in which to cure such Material Breach).

(B) For material violations by Solazyme of policies and/or laws promulgated by the Environmental Protection Agency (EPA) and/or Food and Drug Administration (FDA) related to the activities described in this Agreement.

(C) Material violations of the Foreign Corrupt Practices Act (FCPA) by Solazyme that may affect ADM, the Triglyceride Oil Facility and/or the ADM Plant’s operations.

(ii) This Agreement may be terminated by ADM as provided in Section 13.2 (Change in Control).

(b) By Solazyme.

(i) This Agreement may be terminated by Solazyme for ADM’s:

(A)Material Breach of this Agreement (after ADM is provided a period of * days in which to cure such Material Breach).

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(B) Material violations by ADM of Applicable Law relating to the Triglyceride Oil Facility and/or its operation.

(C) Material violations by ADM of policies and/or laws promulgated by the Environmental Protection Agency (EPA) and/or Food and Drug Administration (FDA) related to the activities described in this Agreement.

(D) Material violations of the Foreign Corrupt Practices Act (FCPA) by ADM that may affect Solazyme, the Triglyceride Oil Facility and/or Solazyme’s operations related to the ADM Plant and the Triglyceride Oil Facility.

(ii) This Agreement may be terminated by Solazyme *, upon * prior notice by Solazyme.

(iii) This Agreement may be terminated by Solazyme as provided in Section 13.3 and Section 13.4 (Transfer/Change in Control).

(c) Other Early Termination. This Agreement shall terminate as provided in Section 3.6(b).

(d) Termination of Collaboration Agreements. This Agreement shall terminate concurrently with the termination of the Operating Agreement (other than a termination pursuant to Section 16(b)(iii) thereof) and/or the Dextrose/Corn Syrup Agreement.

17.4 Certain Effects of Termination. Upon termination or expiration of this Agreement:

(a) ADM shall stop all work using the Transferred Material, the Material or the Modified Material (each as defined in the Phase 1 Agreement), or any Solazyme Background Technology, New Technology or Operational Technology.

(b) Each Party shall promptly return to the disclosing Party (or destroy and provide the disclosing Party with a certificate of destruction) all relevant records and materials in its possession or control containing or comprising the disclosing Party’s Confidential Information and to which the Party does not retain rights hereunder; provided, however, that each Party shall be entitled to retain copies of the other Party’s Confidential Information to the extent necessary to comply with applicable regulatory obligations and shall be entitled to retain one copy of the other Party’s Confidential Information for archival purposes, and the obligations of Article 14 shall continue beyond termination with respect to any such retained Confidential Information.

(c) The Collaboration Agreements shall terminate as specified in such agreements.

(d)ADM shall refund pro rata to Solazyme any annual payments made pursuant to Section 3.6 for time periods after the effective date of the termination.

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(e) Any and all claims and payment obligations that accrued prior to the date of such termination shall survive such termination or expiration.

(f) For terminations initiated by Solazyme, or terminations by ADM provided for in Article 13, the Parties will in good faith negotiate appropriate arrangements in order to fulfill supply obligations of Solazyme relating to products being produced at the Triglyceride Oil Facility. Such transitional arrangements shall include, if requested by Solazyme, * of continued manufacturing at the Triglyceride Oil Facility with fees and costs payable as per the terms of this Agreement on a pro-rated basis for the year in which a termination occurs. Notwithstanding anything to the contrary, ADM shall not be obligated to assist Solazyme in fulfilling supply obligations unless all amounts due ADM are paid in full.

17.5 Building Expansion. Should a termination of this Agreement occur, ADM will retain ownership of the building expansion constructed for the Solazyme Downstream Assets and, if necessary, ADM will allow and make reasonable accommodation to Solazyme, for the removal of the Solazyme Downstream Assets.

17.6 Solazyme Downstream Assets Removal and Restoration. Upon termination or expiration of this Agreement, Solazyme shall have the right to remove the Solazyme Downstream Assets from the ADM Plant. In connection with such removal, Solazyme shall bear the cost to remove the assets and to restore the site where the assets had been located to safe operating condition. For purposes hereof, “safe operating condition” means covering holes with material such as diamond plate, terminating steam and electrical hookups in a safe manner and other similar efforts triggered by physical removal of the Solazyme Downstream Assets, all in accordance with customary industry practice and all applicable building codes. ADM shall reasonably cooperate with Solazyme with regard to the actions contemplated under this Section 17.6 and shall not require Solazyme or its agents to secure a surety bond or otherwise require any security deposit or other financial instrument in connection with the removal of the Solazyme Downstream Assets, or the restoration of the Triglyceride Oil Facility to “safe operating condition”.

(a) Notwithstanding anything to the contrary, upon termination of this Agreement for any reason, ADM shall retain title to all Solazyme Downstream Assets that become appurtenances to ADM Assets, regardless of whether any portion of such assets and appurtenances were paid for by Solazyme. For the purposes of this Section 17.6(a), “appurtenances” shall include items such as piping, instrumentation, electrical, instrument air, etc. but shall not include major equipment such as *, holding tanks, sterilization equipment, etc.

17.7 Survival. The provisions of Sections 3.3(b), 3.10, 10.3, 13.2(b), 13.3(b), 17.4, 17.5, 17.6, 17.7 and 18.1, and Articles 1, 9, 11, 12, 15, 16 and 19, and Exhibit A as applicable, shall survive the expiration or termination of this Agreement for any reason.

ARTICLE 18

DISPUTE RESOLUTION

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

18.1 Negotiation. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days after such notice appropriate representatives of Solazyme and ADM shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter, it shall be referred to the Chief Executive Officer of Solazyme and to the President-Corn Processing of ADM. If such personnel are unable to resolve such dispute, the Parties may pursue resolution through other means.

ARTICLE 19

MISCELLANEOUS

19.1 Notice.

(a) All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) on the date of delivery when delivered by hand on a Business Day during normal business hours or, if delivered on a day that is not a Business Day or after normal business hours, then on the next Business Day, (ii) on the date of transmission when sent by facsimile transmission during normal business hours on a Business Day with telephone confirmation of receipt or, if transmitted on a day that is not a Business Day or after normal business hours, then on the next Business Day, (iii) on the second Business Day after the date of dispatch when sent by a reputable courier service that maintains records of receipt or (iv) ten (10) Business Days after the date of dispatch when sent by first class or airmail letter; provided, however, that, in any such case, such communication is addressed as provided in the immediately following paragraph (b).

(b) All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be addressed as follows:

if to ADM, to:

Archer-Daniels-Midland Company

4666 Faries Parkway

Decatur, Illinois 62526

Attn: President – Corn Processing

Telephone: *

Facsimile: *

with a copy to:

Archer-Daniels-Midland Company

4666 Faries Parkway

Decatur, Illinois 62526

Attn: General Counsel

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Telephone: *

Facsimile: *

or to such other addresses as ADM may designate in a written notice to Solazyme; and

if to Solazyme to:

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Attn: General Counsel

Telephone: *

Facsimile: *

or to such other address as Solazyme may designate in a written notice to ADM.

19.2 Remedies for Breach. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies that any Party would otherwise have at law, in equity, by statute or otherwise.

19.3 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. No Party shall incur any debts or make any commitments for any other non-Affiliated Party.

19.4 Assignment. Except as expressly provided in Article 13, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other Party; provided, however, that a Party may assign or otherwise transfer this Agreement without such prior written consent (a) to any parent, Affiliate, subsidiary or (b) to any successor in interest by way of merger, sale of equity, or sale of all or substantially all of its assets provided that such successor agrees in writing to be bound by the terms of this Agreement as if it were the transferring Party and provided that such transfer complies with Article 13, if applicable. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment or other transfer not in accordance with this Section 19.4 shall be void.

19.5 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other reasonable acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

19.6 Force Majeure. No Party shall be liable to the other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of god, earthquake, fire, flood, drought, war, accident, explosion, breakdowns or labor trouble; embargoes or other import or export restrictions; shortage of or inability to obtain energy, equipment, transportation or feedstock; or good faith compliance with any regulation, direction or request (whether valid or invalid) made by any governmental authority or any other reason that is beyond the control of the respective Party.

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities) and shall use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

19.7 Governing Law; Consent to Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles. The Parties hereby irrevocably and unconditionally (i) consent to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in New York, New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and agrees not to commence any action, suit or proceeding relating thereto except in such courts, (ii) agrees that service of any process, summons, notice or document by United States registered or certified mail, to a Party’s address in effect pursuant to Section 19.1 shall be effective service of process for any action, suit or proceeding brought in any such court, (iii) waives any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and (iv) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, (a) a Party shall be entitled to seek injunctive or similar relief in the courts of any jurisdiction to protect such Party’s rights and interests ancillary to such litigation, and (b) any action between the Parties regarding the infringement and/or validity of any non-U.S. Patent may be brought by either Party in any court or tribunal having jurisdiction over the Parties and such patent matters outside the U.S.

19.8 Tolling of Time Periods. In the event that a controversy or claim has been raised and is in the process of dispute resolution in accordance with Article 18, any applicable time period governing the underlying controversy or claim set forth in this Agreement or in any other Collaboration Agreement shall be tolled pending the outcome of the resolution process, after which the time period shall again begin to run.

19.9 Severability. When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that conforms as nearly as possible with the original intent of the Parties.

19.10 Third Party Beneficiaries. Except for the rights of Indemnitees set forth in Article 16, all rights, benefits and remedies under this Agreement are solely intended for the benefit of the Parties and their permitted assigns, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not

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limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by either of the Parties.

19.11 Fees; Brokers. Except as set forth herein or in one of the Collaboration Agreements, each Party shall bear its own legal fees and expenses in connection with this Agreement and the transactions contemplated herein. Each Party represents and warrants to the other Party that it has not engaged or been involved with any broker or finder in connection with the Agreement or the transactions contemplated herein, and each Party agrees to indemnify and hold the other Party harmless from and against any broker’s, finder’s or similar fees for which it is responsible.

19.12 Advice of Counsel. Each Party has consulted counsel of their choice regarding this Agreement, and each Party acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and shall be construed accordingly.

19.13 Entire Agreement; Amendments. This Agreement (including the Exhibits), the other Collaboration Agreements, the Confidentiality Agreement, the MTA and the Phase 1 Agreement, taken together, collectively represent the entire understanding and agreement among the Parties with respect to the subject matter of and the transactions contemplated by such agreements. The provisions of this Agreement shall be construed within the four corners of this Agreement; provided, however, that reasonable efforts shall be made to interpret and give full force and effect to the provisions of this Agreement in a manner that is not inconsistent with the interpretation given to the relevant provisions of the other Collaboration Agreements, the Confidentiality Agreement, the MTA and/or the Phase 1 Agreement, and that gives full force and effect to all relevant provisions of such agreements in their entirety. No modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

19.14 Waiver. The failure or delay of a Party to enforce or to exercise, at any time for any period of time, any provisions hereof or any right or remedy hereunder shall not be construed as a waiver of such provision or right or remedy or of the right of such Party thereafter to enforce or exercise the same; provided, however, that such right or remedy is not time-barred or otherwise precluded by Applicable Law or by a writing expressly waiving such right or remedy and signed by that Party seeking to assert such right or remedy. The written waiver by the other Party of a breach of any term or provision of this Agreement by a Party shall not be construed as a waiver of any subsequent breach.

19.15 Translation. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this English language version of this Agreement, this English language version of this Agreement shall prevail.

19.16 Export, Import and Regulatory Laws. Notwithstanding anything to the contrary contained herein, all obligations of the Parties and their Affiliates are subject to prior

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compliance with U.S. export regulations and any other Applicable Law. By way of example and not of limitation, each Party shall conduct all activities contemplated by this Agreement in compliance with the Foreign Corrupt Practices Act and any similar Applicable Law that: (a) prohibit offering payments to government officials in order to obtain or retain business or to secure an improper advantage; and (b) require that all transactions be accurately reflected in books and records. Each of the Parties shall each use its reasonable efforts to obtain such approvals for its own activities. Each Party shall cooperate with the other Party and shall provide help to the other Party as reasonably necessary to obtain any required approvals.

19.17 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signature pages received by facsimile transmission or PDF shall be deemed the same as signature pages with original signatures.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Strategic Collaboration Agreement as of the day and year first above written.

ARCHER-DANIELS-MIDLAND COMPANY

By:	/s/ Domingo Lastra
Name: Domingo Lastra Title: Corporate Officer, VP

SOLAZYME, INC.

By:	/s/ Jonathan Wolfson
Name: Jonathan Wolfson Title: CEO

Signature page to Strategic Collaboration Agreement

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EXHIBIT A

DEFINED TERMS

“ADM Assets” means *, and associated equipment and assets as originally designed for * will be dedicated for the purposes of the Triglyceride Oil Facility. A * and utility systems and equipment will be available to support the operation of the dedicated assets but may be operated on a shared basis.

“ADM Background Technology” means any Technology owned, invented or created by or on behalf of ADM or any of its Affiliates without use of Solazyme’s Confidential Information (i) prior to the Effective Date and independent of any agreement with Solazyme, or (ii) at any time after the Effective Date and independent of this Agreement and any other agreement with Solazyme.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. As used in this definition, “Control” means the possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, but only during such time as such power exists.

“Applicable Law” means any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement or decision of or by government authorities.

“Asset Availability” shall mean the time that the Triglyceride Oil Facility is available and ready to run. When calculating the percentage of Asset Availability, the denominator shall be 365 days, and the numerator shall be 365 days less the time that the Triglyceride Oil Facility is not available and ready to run for any of the reasons listed below:

*

Credit will be given for usage problems that reduce but do not completely stop production (eg. a * breakdown that reduces but does not stop throughput at the facility).

Specifically excluded from the above is time when equipment is not available due to planned upgrades or modifications agreed by the Parties.

“Business Day” means any day other than a Saturday or Sunday on which federal or state-chartered banks located in New York, New York are open for the conduct of ordinary commercial banking business.

“Change in Control” shall mean the occurrence of any of the following: (a) any consolidation or merger of either (i) Solazyme or its ultimate parent, or (ii) ADM or its ultimate

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A – Page 1

parent (each of Solazyme or its ultimate parent or ADM or its ultimate parent being the “Acquired Party”) with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those Persons or entities that are stockholders of the Acquired Party immediately prior to such consolidation, merger or reorganization directly or indirectly own less than fifty percent (50%) of the surviving entity’s voting power immediately after such consolidation, merger or reorganization; (b) a change in the legal or beneficial ownership of fifty percent (50%) or more of the voting securities of the Acquired Party (whether in a single transaction or series of related transactions) where, immediately after giving effect to such change, the legal or beneficial owner directly or indirectly of more than fifty percent (50%) of the voting securities of the Acquired Party is a Third Party; or (c) the sale, transfer, lease, license or other disposition to a third party of all or substantially all of the assets of an Acquired Party in one or a series of related transactions.

“Damages” shall mean all claims, demands, actions, causes of action, assessments, losses, investigations, proceedings, damages, penalties, fines, costs, payments, expenses and judgments, including interest and penalties and reasonable attorneys’ fees, disbursements and expenses.

“Manufacturing Commencement Date” shall mean the date of completion of the first * after construction and commissioning of the Triglyceride Oil Facility.

“Material Breach” shall be interpreted using relevant common law and/or judicial interpretation. Once Solazyme invests over * of installed equipment capital at the ADM Plant, Material Breach shall mean (i) failure of Solazyme to make payments as set forth in Sections 3.10 and 11.2(b) or (ii) material breach by a Party of any of Articles 8, 9 or 15.

“New Technology” means any new designs and/or Technology generated or derived from the combination of ADM Background Technology and Solazyme Background Technology as a result of the performance of any of the activities contemplated by the Phase 1 Agreement, this Agreement or any of the other Collaboration Agreements.

“Operational Technology” means all Technology associated with operational improvements made by the combined ADM/Solazyme operating team to the Solazyme process for the production and isolation of triglyceride oils, including any processing of a microbe used for microbe-based catalysis, fermentation processes involved in microbe-based catalysis and any method or process for separating, recovering and/or extracting any material from any biomass that results from microbe-based catalysis; in each case, strictly limited to the use of such Technology in conjunction with Solazyme Background Technology.

“Patents” means (a) all national, regional and international patents and other indicia of ownership of an invention granted by any governmental authority, including utility patents, design patents, utility models, petty patents, inventors certificates and plant patents; (b) all applications for any of the foregoing, including divisional, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications; and (c) any and all

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A – Page 2

extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing (described in clauses (a) and (b)).

“Person” means any human being, organization, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, association, governmental entity or other legal entity.

“Restricted Company” means:

(a) For ADM, any company listed in the first chart on Exhibit C or any Affiliate of any company listed on the first chart on Exhibit C. For the avoidance of doubt, the companies listed on the first chart on Exhibit C and their Affiliates are significant global processors of grains and seeds. ADM may propose, from time to time, the addition to the first chart on Exhibit C of other companies that are significant global processors of grains and seeds, and Solazyme shall not unreasonably withhold its consent to such addition. Solazyme may propose, from time to time, the deletion from the first chart on Exhibit C of companies that are no longer significant global processors of grains and seeds, and ADM shall not unreasonably withhold its consent to such deletion.

(b) For Solazyme, any company listed in the second chart on Exhibit C or any Affiliate of any company listed on the second chart on Exhibit C. For the avoidance of doubt, the companies listed on the second chart on Exhibit C and their Affiliates have significant Technology and/or businesses associated with microbe-based catalysis. Solazyme may propose, from time to time, the addition to the second chart on Exhibit C of other companies that have significant Technology and/or businesses associated with microbe-based catalysis and ADM shall not unreasonably withhold its consent to such addition. ADM may propose, from time to time, the deletion from the second chart on Exhibit C of companies that are no longer in existence or that no longer have significant Technology and/or businesses associated with microbe-based catalysis, and Solazyme shall not unreasonably withhold its consent to such deletion.

“Solazyme Background Technology” means any Technology, including the Transferred Materials, Solazyme’s conversion Technology, and Solazyme’s extraction Technology, and intellectual property rights with respect thereto owned, invented or created by or on behalf of Solazyme or any of its Affiliates without use of ADM’s Confidential Information (i) prior to the Effective Date and independent of any agreement with ADM, or (ii) at any time after the Effective Date and independent of this Agreement and any other agreement with ADM.

“Stock” means publicly traded common stock of Solazyme or publicly traded stock of its successor.

“Collaboration Agreements” means, collectively: (a) this Agreement; (b) the Operating Agreement to be entered into by and between ADM and Solazyme (the “Operating

Exhibit A – Page 3

Agreement”) and (c) the Dextrose/Corn Syrup Supply Agreement to be entered into by and between ADM and Solazyme (the “Dextrose/Corn Syrup Supply Agreement”).

“Technology” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical help, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, manufacturing procedures, test procedures, and purification and isolation techniques (in each case whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all other discoveries, developments, inventions (in each case, whether or not confidential, proprietary, patented or patentable), and tangible embodiments of any of the foregoing, and all related intellectual property rights.

“Third Party” means any Person other than Solazyme, any Solazyme Affiliate, ADM, any ADM Affiliate, and their respective permitted successors and assigns.

Additional Definitions. Each of the following terms shall have the meaning defined in the corresponding sections of this Agreement indicated below:

Term	Section Reference
Agreement	Preamble
Effective Date	Preamble
ADM	Preamble
Solazyme	Preamble
Confidentiality Agreement	Recitals
MTA	Recitals
ADM Plant	Recitals
Collaboration	Recitals
ADM Assets	Recitals
Phase 1 Agreement	Recitals
Phase 1	Recitals
Solazyme Downstream Assets	Recitals
Triglyceride Oil Facility	Recitals
Phase 2	Recitals
Initial Collaboration	Recitals
Phase 3	Recitals
Expanded Collaboration	Recitals
Party	1.2
Dollar	1.2
MT	1.2
Steering Committee	2.6
VWAP	3.7(d)
ADM Professional Services	4.1

Exhibit A – Page 4

Term	Section Reference
Start-Up Target Date	4.3
Phase 3 Option	6.1
Option Exercise Notice	6.1
ADM Phase 3 Assets	6.2
Triglyceride Oil Facility Expansion	6.2
Right of First Refusal	6.6
Transferring Party	9.1(a)
Recipient	9.1(a)
Transferred Materials	9.1(a)
Results	9.1(c)
Authorized Transferee	9.1(d)
Exempted Process Design	10.3
Shares	14.3(a)
Confidential Information	15.1
SEC	15.3
Indemnitor	16.1
Indemnitee	16.1
Term	17.1
Control	Definition of Affiliate
Acquired Party	Definition of Change in Control
Operating Agreement	Definition of Collaboration Agreements
Dextrose/Corn Syrup Supply Agreement	Definition of Collaboration Agreements

Additional Definitions in Operating Agreement. Capitalized terms used in this Agreement but not defined anywhere herein (including the Exhibits) shall have the meaning ascribed to them in the Operating Agreement.

Exhibit A – Page 5